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                                RSA SECURITY INC.
                             174 Middlesex Turnpike
                          Bedford, Massachusetts 01730



                                                March 16, 2006



VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

         RE:   RSA Security Inc.
               Annual Report on Form 10-K for Year Ended December 31, 2005
               -----------------------------------------------------------

Dear Sir or Madam:

         In accordance with Instruction D(3) to Form 10-K, the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 of RSA Security Inc. do not reflect a change from the preceding year in any accounting principles or practices, or in the method of applying any such principles or practices.

                                                Very truly yours,

                                                /s/ Kathryn L. Leach
                                                Kathryn L. Leach
                                                Assistant General Counsel